Exhibit 99.1

OraLabs Holding Corp. Announces Change in Its Independent Accounting Firm

    PARKER, Colo.--(BUSINESS WIRE)--Dec. 20, 2005--OraLabs Holding Corp. (NASDAQ:OLAB) announced today that it filed an amendment to its Form
8-K that was filed with the Securities and Exchange Commission on November 17, 2005. The amended Form 8-K includes the following disclosure:
    "On November 16, 2005, Ehrhardt Keefe Steiner & Hottman, P.C. ("EKS&H") notified OraLabs Holding Corp. (the "Company") that it resigned as the Company's independent registered public accounting firm effective immediately. On November 17, 2005, the Company appointed GHP Horwath, P.C. as the Company's new independent registered public accounting firm. EKS&H's reports on the Company's consolidated financial statements for the years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to retain GHP Horwath, P.C. was recommended and approved by the Company's audit committee and Board of Directors.
    During the years ended December 31, 2004 and 2003, and the subsequent interim periods preceding EKS&H's resignation, there were no disagreements between the Company and EKS&H on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EKS&H, would have caused EKS&H to make reference to the subject matter of the disagreement(s) in connection with their reports. For the year ended December 31, 2003 management in consultation with EKS&H did report that it had reportable conditions that related to accounts receivable processing, inventory accounting, timely accounting reconciliations, lack of qualified accounting personnel due to turnover and operational requirements. For the year ended December 31, 2004 and subsequent interim periods in 2005, EKS&H advised the Company of a material weakness relating to the controls over the inventory process and reportable conditions relating to financial reporting and lack of oversight over the accounting process.
    The material weakness and other reportable conditions which existed in 2003, 2004 and subsequent interim periods of 2005 as discussed above, have been addressed by management in Item 3 to the Company's Form 10-QSB for the three and nine months ended September
30, 2005."
    OraLabs, Inc. manufactures Ice Drops(R) brands oral care products; Sour Zone(TM) brands sour products; and Lip Rageous(R), Lip
Naturals(R), Chap Ice(R), Extra Lip Moisturizer, Leashables(R), Chapgrip(R), Soothe & Shine(R) brands of lip balm. The product line includes breath drops and sprays, sour drops and sprays, lip balms and a variety of private label products. The Company distributes 5HTP, as its only dietary supplement; additionally the Company distributes
Sanell (TM) hand sanitizer and Eyelieve (TM) sterile eye products. The Company's products are currently sold in the USA nationally as well as numerous foreign countries. The products are sold through wholesale distributors as well as by direct sale to mass retailers, grocery stores, convenience stores and drug stores.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: OraLabs Holding Corp.
             Gary Schlatter, 303-783-9499
             gschlatter@oralabs.com